UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2015
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On April 22, 2015, Celanese Corporation (the “Company”) announced its intent to reduce acetate tow production capacity at its Lanaken, Belgium facility.  On December 1, 2015, the Company announced that its wholly-owned subsidiary has completed the consultation process with the workers council on its production capacity reduction and social plan related to the permanent reduction of manufacturing capacity of acetate tow at its plant in Lanaken, Belgium and has determined that it will move forward with a 26kt capability reduction of acetate tow.

As a result of the reduction of its acetate tow manufacturing operations at the Lanaken site, the Company expects to record future expense of approximately USD $35 to $40 million, consisting of approximately $25-30 million for personnel-related exit costs and approximately $10-15 million of other facility-related shutdown costs, which is primarily accelerated depreciation of fixed assets. The Company expects that substantially all of the exit costs (except for accelerated depreciation of fixed assets) will result in future cash outflows, with the majority of cash outflows occurring over the next six months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	December 1, 2015